Exhibit 99.1

News Release
General Inquiries: (877) 847-0008
www.sanchezpp.com

Sanchez Production Partners Closes

Acquisition of Assets from Sanchez Energy

HOUSTON—(GLOBE NEWSWIRE)—Nov. 22, 2016—Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today announced that it has closed on the previously announced definitive agreement to acquire a 50 percent interest in Carnero Processing, LLC (“Carnero Processing”) from Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”) for total consideration of approximately $80 million.  In conjunction with the closing, the Partnership paid cash consideration of $55.5 million and assumed remaining capital commitments to Carnero Processing, which are estimated at $24.5 million.

The Partnership also announced that it has closed on the previously announced definitive agreement to acquire certain producing oil and natural gas assets, located in South Texas, from Sanchez Energy for total consideration of approximately $27 million.  After normal and customary closing adjustments, the Partnership paid cash consideration of approximately $25.6 million to Sanchez Energy at closing.

MANAGEMENT COMMENTARY

“Having now closed the two transactions announced in October 2016, we have successfully executed and financed transactions with Sanchez Energy for total value of nearly $600 million,” said Gerry Willinger, Chief Executive Officer of the general partner of SPP.  “In the process, we have demonstrated how our strategic relationship with Sanchez Energy can be leveraged to enable each company to better optimize its respective strategies, capital resources, and financial targets.  We are excited to be further aligned with Sanchez Energy and its plans for development in South Texas, and look forward to capitalizing on additional opportunities to grow alongside this leading Eagle Ford operator over time.”

LIQUIDITY UPDATE

After debt repayment scheduled for Nov. 23, 2016, the Partnership anticipates that it will have $148.0 million in debt outstanding under its credit facility, which has a borrowing base of $205.1 million, and outgoing letters of credit totaling approximately $15 million related to the funding of remaining capital commitments to Carnero Processing and Carnero Gathering, LLC.  Based on an elected commitment amount of $200 million, the Partnership projects pro forma liquidity on Nov. 23, 2016 of approximately $53.1 million, which includes projected borrowing capacity net of outstanding letters of credit plus cash and cash equivalents after the scheduled debt repayment.  The reserve-based lending component of the Partnership’s borrowing base is scheduled for redetermination in the fourth quarter 2016 and the midstream component of the borrowing base is scheduled for redetermination during the first quarter 2017.

ABOUT THE PARTNERSHIP

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and production assets in North America.  The Partnership owns an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit, Webb and La Salle Counties, Texas.  The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas.  The Partnership previously announced and continues to explore the possible divestiture of its remaining assets and operations in Oklahoma and Kansas.

ADDITIONAL INFORMATION

Additional information about SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezpp.com).

FORWARD-LOOKING STATEMENTS

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward—looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

business strategy; acquisition strategy; financing strategy; ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.  In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S. Securities and Exchange Commission and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

(877) 847-0009